For Further Information:

    Media:         Judy Brennan          (Sard Verbinnen & Co)      212-687-8080
    Investor       Frank E. Emery        (Watkins-Johnson)          650-813-2752
    Contact:

For immediate release-

              WATKINS-JOHNSON ANNOUNCES RESULTS OF VOTE TO ABOLISH
                       SUPER-MAJORITY VOTING REQUIREMENTS

          Super-Majority Voting Requirements for Shareowners Eliminated

PALO ALTO, Calif. June 11, 1999 -- Watkins-Johnson (NYSE: WJ), a high technology company in wireless communications and semiconductor equipment, announced today the shareowner vote results on two proposals to abolish super-majority voting requirements for certain major corporate decisions.

Shareowners voted to amend the company's charter and bylaws to abolish super-majority voting requirements for shareowners (80% approval). A simple-majority vote will now be required for shareowners to approve important corporate decisions, including merging or selling the company. The polls were closed on the proposal to eliminate the super-majority requirements for directors (75% approval), for which the total vote fell short of the required level of 80% of the company's outstanding shares.

In each case, the overwhelming majority of the voted outstanding shares was voted in favor of each proposal. For the proposal to eliminate super-majority shareowner voting, approximately 81.1% of the outstanding shares voted in favor, and for the proposal to eliminate super-majority director voting, approximately 72.7% of the outstanding shares voted in favor. Both of these proposals were non-discretionary items for the purposes of brokers voting the shares of their clients, and approximately 15% of the outstanding shares did not vote on either proposal.

W. Keith Kennedy, president and chief executive officer of Watkins-Johnson Company said, "We are pleased that shareowners voted in favor of abolishing the outdated shareowner super-majority

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Watkins-Johnson Company, page 2

provisions from WJ's charter and bylaws. Establishing simple-majority voting for shareowners will facilitate our strategy to maximize value for all shareowners through the sale of the company in its entirety or as separate businesses."

On March 1, 1999, the company announced that its Board of Directors decided to pursue the sale of the company in its entirety or as separate businesses. There is no assurance as to the outcome of this process. On May 3, 1999, the company announced that it had signed a definitive agreement to sell its Semiconductor Equipment Group to Silicon Valley Group (NASDAQ: SVGI) for a total value, including retained receivables, exceeding $50 million.

Watkins-Johnson Co. specializes in two high-technology business areas. WJ's wireless-communications units produce radio-frequency components, subassemblies and equipment for fixed and mobile networks worldwide. The company's
Semiconductor Equipment Group produces atmospheric pressure chemical vapor deposition systems for high-volume integrated-circuit manufacturing.

This news release, other than the historical financial information, consists of forward-looking statements that involve risks and uncertainties, including the risks of consummation of the sale of the company or its component businesses, quarterly fluctuations in results, the timely availability of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 1998. Actual results may vary materially.


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